Exhibit 99.(7)(b)

CEDING COMPANY Treaty ID CNA30

REINSURER Reference  I97757US-09

AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM AGREEMENT

(hereinafter called the AGREEMENT)

between

PACIFIC LIFE INSURANCE COMPANY

Omaha, Nebraska

NAIC Number 67466

FEIN 951079000

(hereafter called the “CEDING COMPANY”)

and

SWISS RE LIFE & HEALTH AMERICA INC.

Hartford, Connecticut

NAIC Number 82627

FEIN 060839705

(hereinafter called the REINSURER)

This AGREEMENT is Effective December 1, 2008

Table of Contents

Article Number	Article Description	Page Number
I	Automatic Coverage	4

II	Facultative Reinsurance	6

III	Special Program Reinsurance	7

IV	Premiums	9

V	Administration	10

VI	Reserves	12

VII	DAC Tax Regulations	13

VIII	Errors and Omissions	14

IX	Expense of Original Policy	15

X	Changes in Retention and Recapture Privileges	16

XI	Terminations and Reductions	18

XII	Policy Changes, Lapses, Reinstatements, Exchanges, Extended Term, Reduced Paid-Up Insurance and Policy Split Options	19

XIII	Liability	21

XIV	Claims	23

XV	Dispute Resolution and Arbitration	26

XVI	Insolvency	28

XVII	Right to Inspect	30

XVIII	Duration of AGREEMENT	31

XIX	Increasing Net Amount at Risk Policies and Riders	32

XX	Temporary Insurance Agreement	34

XXI	Offset	35

XXII	Confidentiality	36

XXIII	Representations	37

XXIV	Parties to the AGREEMENT	39

XXV	Construction	40

XXVI	Severability	41

XXVII	Non Waiver; Retrocession	42

XXVIII	Survival; Governing Law	43

XXIX	Execution of AGREEMENT	44

Exhibit

A	Limits of Retention

A-1	Business Guidelines

B	Basis of Reinsurance and Policy Plans Reinsured

C	Premiums

C-1	Rate Tables - Single Life

C-2	Rate Tables - Joint Life

C-3	Rate Tables - Magnastar

C-4	Joint Last Survivor Mortality Calculation

D	Limits

E	Reinsurance Reports

F	Sample Policy Exhibit

G	Temporary Insurance Agreement

H	International Risk Guidelines

Reinsurance required by the CEDING COMPANY will be assumed by the REINSURER as described in the terms of this AGREEMENT.  This AGREEMENT applies to all directly issued insurance policies and supplemental benefits and riders listed in Exhibit B.  This AGREEMENT covers business issued only where the CEDING COMPANY is duly licensed.  Each fully underwritten Reinsured Policy at the time of original policy issue, other than internal replacements, must provide for the maximum periods of suicide and contestability protection permitted by applicable law.

This reinsurance AGREEMENT constitutes the entire agreement between the parties with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed in this AGREEMENT.  The AGREEMENT will be binding upon the parties hereto and their respective successors and assigns including any rehabilitator, conservator, liquidator or statutory successor of either party.

Any change or modification to this AGREEMENT is null and void unless made by amendment to this AGREEMENT and signed by both parties.

Article I

Automatic Coverage

A.                                    Reinsurance hereunder will be ceded automatically by the CEDING COMPANY on an excess of retention basis as shown in Exhibits A, B and D, and will be reported to the REINSURER according to the terms in Exhibit E.

B.                                    The CEDING COMPANY may cede and the REINSURER will automatically accept reinsurance, if all of the following conditions are met for each life:

1.              The CEDING COMPANY has retained its maximum limit of retention as shown in Exhibit A.

2.              The Policy Plans reinsured are shown in Exhibit B.

3.              The total of the new ultimate face amount of reinsurance required, including any contractual increases and the amount already reinsured on that life under this AGREEMENT and all other life agreements between the REINSURER and the CEDING COMPANY, does not exceed the Automatic Binding Limits as shown in Exhibit D.

4.              The total new ultimate face amount of insurance, including any contractual increases on that life in force with all companies, including the CEDING COMPANY, does not exceed the Jumbo Limits as shown in Exhibit D.

5.              The CEDING COMPANY has not made facultative application on the current life to any reinsurer within the last five (5) years unless the reason for prior facultative submission was solely for capacity that may now be accommodated within the terms of this AGREEMENT, or unless the case was issued and reinsured standard or subsequently rerated to standard.

6.              The risk is a permanent resident of the United States, Canada, Puerto Rico or Guam.

7.              Other than as agreed to by the REINSURER in writing, the policy is not purchased, to the knowledge of the CEDING COMPANY, as part of a third party investment program where such third party lacks an insurable interest in the insured or where such third party is engaging in insurance arbitrage.  It is understood that the REINSURER has already signed off on the CEDING COMPANYs procedures in this regard.

8.              The CEDING COMPANY applies its normal business guidelines as outlined in Exhibit A-1, on all policies.

9.              The REINSURER acknowledges that foreign travel policy application questions may not be used if prohibited by law.

Article I

Automatic Coverage, continued

For purposes of this Article, “ultimate face amount” will mean the projected maximum policy face amount that could be reached based on reasonable assumptions made about the policy.

Upon request, the CEDING COMPANY will provide the REINSURER copies of the application, underwriting papers and other information pertaining to any automatic cession under this AGREEMENT.

Article II

Facultative Reinsurance

A.                                    The CEDING COMPANY will have the option to submit any case facultatively which it does not wish to cede automatically or which it may not cede automatically under the provisions of Article I.  If a policy that qualifies for automatic reinsurance is submitted to the REINSURER for consideration, the policy will be treated as if proposed on a facultative basis.

B.                                    The CEDING COMPANY will send copies of the original applications, all medical reports, inspection reports, attending physician’s statement and any additional information pertinent to the insurability of the risk.

C.                                    The CEDING COMPANY will also notify the REINSURER of any underwriting information requested or received after the initial request for reinsurance is made.  For policies which contain automatic increase provisions, the CEDING COMPANY will inform the REINSURER of the highest risk amount, anticipated over the lifetime of the policy for which reinsurance is being requested.

D.                                    On a timely basis, the REINSURER will submit a written decision.  In no case will the REINSURER’s offer on facultative submissions be open after 120 days have elapsed from the date of the REINSURER’s offer to participate in the risk.  Acceptance of the offer during the lifetime of the insured, and delivery of the policy according to the rules of the CEDING COMPANY must occur within 120 days of the final reinsurance offer. The CEDING COMPANY will notify the REINSURER on the New Business Report specified in Exhibit E. Unless the REINSURER explicitly states in writing that the final offer is extended, the offer will be automatically withdrawn at the end of day 120.

E.                                     The REINSURER will not be liable for proceeds paid under the CEDING COMPANY’s conditional receipt or temporary insurance agreement for risks submitted on a facultative basis except as provided in Article XX.

F.                                      The Policy Plans reinsured are shown in Exhibit B.

G.                                    The CEDING COMPANY may cede Waiver of Premium only if reinsurance for the benefit is specifically requested in the facultative submission and an offer by the REINSURER is subsequently made and accepted by the CEDING COMPANY.

H.                                   The reinsurance rates for facultative business will be the same as for automatic business.

Article III

Special Program Reinsurance

Any policy which the CEDING COMPANY does not cede automatically under the provisions of Article I and has not submitted facultatively under the provisions of Article II, may be ceded automatically to the REINSURER under the provisions of this article if all of the following conditions are satisfied:

•                  The policy under consideration for this program cannot also be submitted facultative nor should it ever have been submitted facultatively.

•                  The risk is a permanent resident of the United States or Canada.

•                  The policy is not a conversion, group conversion, internal rollover or the result of an exchange program.

•                  There is no evidence of aviation (other than as a fare-paying passenger on commercial airlines) except if the policy is issued with Aviation Exclusion Rider, hazardous avocations, excessive alcohol or illicit drug use.

•                  The policy face amount is at least $100,000.

•                  The risk is conventionally underwritten according to the CEDING COMPANY’s underwriting guidelines.

•                  The sum of the amount already in force and applied for on that life, in all companies, does not exceed the Jumbo Limit as shown in Exhibit D.

•                  If a policy is backdated for age, all limits apply for the backdated age.

SINGLE LIFE

•                  The CEDING COMPANY retains 50%, not to exceed the CEDING COMPANY’s maximum retention as shown in Exhibit A.

•                  The maximum single life policy face amount is $6,500,000 per life for ages 0 to 70.

•                  The REINSURER will accept 50% of each risk.  Once the CEDING COMPANY is fully retained the REINSURER will accept no more risk on the life.

•                  Issue age is 0 to 70 years.

•                  Any rating does not exceed Table D using the CEDING COMPANY’s normal underwriting guidelines.

JOINT LIFE

Joint life policies and policies with spouse riders may be reinsured under this program, subject to the following rules:

•                  The CEDING COMPANY retains 50%, not to exceed the CEDING COMPANY’s maximum retention as shown in Exhibit A.

•                  The maximum joint life policy face amount is $10,000,000 per life for ages 18 to 70.

•                  The REINSURER will accept 50% of each risk.  Once the CEDING COMPANY is fully retained the REINSURER will accept no more risk on the life.

•                  One life must be Table D or better using the CEDING COMPANY’s normal underwriting guidelines.  The other life can be above Table D to a maximum of Table H using the CEDING COMPANY’s normal underwriting guidelines, but that life’s rating should not be reduced.

•                  One life uninsurable is available using single life limits.

•                  Table reductions as described above may be applied to one life only.

•                  Both lives must be between 18 and 70, inclusive.

•                  Retention is based on the younger of the two ages on a joint life policy.

For policies qualifying under this program, the CEDING COMPANY may reduce any table rating as shown below:

Condition	Maximum Table Reduction*
Ages 0-60	3 Tables
Ages 61-70	2 Tables
Risk Factor Credits	1-2 Tables
Maximum (Discount + Credit) Reduction	4 Tables

* Flat extras may be converted into table reductions at $2.50 per table.

Article III

Special Program Reinsurance, continued

Rates for reinsurance ceded under this program will be those described in Exhibit C with an additional factor of 138% applied to the standard rates for single life and an additional factor of 119% applied to the standard rates for both lives of a joint life policy.  These factors apply regardless of the smoker status.  Preferred (Select) nonsmoker status is not available for single lives.

Article IV

Premiums

A.                                    Plans of insurance listed in Exhibit B will be reinsured on the yearly renewable term basis with the REINSURER participating only in mortality risks (not cash values, loans, dividends or other features specific to permanent policies).  The mortality risk shall be the net amount at risk (“NAR”) on that portion of the policy which is reinsured with the REINSURER.

B.                                    Premiums for Life Reinsurance and reinsurance of Supplemental Benefits will be based on the rates and allowances described in Exhibit C.  All payments due under this AGREEMENT will be made in U.S. Dollars.

C.                                    Premiums will be increased by any flat extra premium charged the insured on the face amount initially reinsured described in Exhibit C.

D.                                    There will be no premium tax reimbursement.

E.                                     The CEDING COMPANY will take credit, without interest, for any unearned premiums arising due to reductions, cancellations or death claims.  The unearned premiums refunded will be net of allowances and policy fees, if applicable.

F.                                      The reinsurance rates shown in Exhibit C are guaranteed for one year and the REINSURER anticipates continuing to accept premiums on the basis of these rates indefinitely.  In subsequent years, the REINSURER reserves the right to increase such rates provided, however, that:

1.              The reinsurance rates may not be increased above the statutory net valuation premium applicable to the reinsured policies after such increase,

2.              The reinsurance rates may, at the REINSURER’s option, be increased to the extent required to ensure that the REINSURER will participate in its share of any increases in premium rates, costs, charges or fees as implemented by the CEDING COMPANY with respect to the reinsured policies.

If the REINSURER exercises its right to increase reinsurance rates under this AGREEMENT in an amount greater than that required to ensure that the REINSURER will participate in its share of any increases in premium rates, costs, charges or fees as implemented by the CEDING COMPANY for the reinsured policies, the CEDING COMPANY may recapture all of the reinsured policies in accordance with the provisions of Article X, Change in Retention and Recapture Privileges.

G.                                    Reinsurance premiums are due as long as reinsurance is in force.

Article V

Administration

A.                                    The CEDING COMPANY will administer the records for the reinsurance ceded to the REINSURER under this AGREEMENT.  The CEDING COMPANY will furnish monthly statements to the REINSURER which contain the following information:

1.                                      A list of all premiums due for the current month, identifying each policy and explaining the reasons for each premium payment.

2.                                      Premium subtotals adequate for the REINSURER to use for its premium accounting including first year, renewal year, automatic and facultative totals.

3.             A list of new business, terminations and changes for the current month.  For new business and changes, the CEDING COMPANY must identify the reinsurance agreement and provide information adequate for the REINSURER to establish reserves, check retention limits and check premium calculations.  In addition, the effective date of each transaction will be provided in the Changes and Terminations Report.  If the change is a conversion or replacement the attained age and duration will be provided, along with the original policy number and original policy issue date.

4.                                      Totals for in force, new business, changes and each type of termination, as of the end of the month. “Totals” refer to the number of policies reinsured and the net amount at risk reinsured.  For bordereau business see sample Policy Exhibit in Exhibit F.

5.                                      Any adjustments made necessary by changes in reinsurance effective during a previous accounting period will also be reported.

In addition, the CEDING COMPANY must provide the REINSURER with an in force listing of reinsured business on a quarterly basis.  This in force listing must contain information adequate for the REINSURER to audit its in force records.  See Exhibit E.

Additional reporting requirements are listed in Exhibit E.

B.                                    If the CEDING COMPANY chooses to report its reinsurance transactions via electronic media, the CEDING COMPANY shall consult with the REINSURER to determine the appropriate reporting format. Should the CEDING COMPANY subsequently desire to make changes in the data format or the code structure, the CEDING COMPANY shall communicate such changes to the REINSURER prior to the use of such changes in reports to the REINSURER.

C.                                    The monthly statements shall be furnished to the REINSURER within thirty days following the close of each month and will be accompanied by payment of any net amount due the REINSURER.  All premiums not paid within sixty (60) days of the due date, defined as each policy’s 12-month anniversary, will be in default.

D.                                    Claims submitted for Waiver of Premium or Waiver of Charges will be reported and netted against monthly billings.

E.                                     Premium for new business, terminations and changes are due at the end of the month in which the transaction occurs and cover the period from the transaction date to the end of the calendar quarter.  Continuing premium is due for a calendar quarter period at the end of the first month of the calendar quarter except for any policy having its anniversary within that calendar quarter.  Continuing premium for such policies is payable in two segments.  Premium from the beginning of the calendar quarter to the policy anniversary is due at the end of the first month of the calendar quarter.  Premium from the policy anniversary to the end of the calendar quarter is due at the end of the anniversary month.  The quarterly premium is based on the annual premium divided by four (4).

Article V

Administration, continued

F.                                      Premiums or other amounts remaining unpaid for more than 30 days from the due date as specified in Exhibit E or otherwise required will accrue interest from the due date at a rate equal to the Three Month London Interbank Offering Rate (LIBOR) as published in the Wall Street Journal (or if not available, a comparable publication) on the due date or, if the due date is not a business day, on the next business day after the due date, plus 50 basis points per annum to be compounded and adjusted every three months after such due date.

G.                                    The payment of reinsurance premiums is a condition to the liability of the REINSURER for reinsurance provided by this AGREEMENT.  If reinsurance premiums are not paid within 60 days of the due date, the REINSURER may terminate reinsurance for all reinsured policies having reinsurance premiums in arrears.  If the REINSURER elects to terminate any reinsured policies after such 60 day period, it will then give the CEDING COMPANY at least 15 days’ prior written notice of its intention to terminate such reinsurance.  If all reinsurance premiums in arrears, including any which may become in arrears during such 15 day notice period, are not paid before the end of the notice period, the REINSURER’s obligations for those reinsured policies will be limited to obligations relating to events arising on or before the last date for which reinsurance premiums have been paid in full for each reinsured policy.

The REINSURER’s right to terminate reinsurance will not prejudice its right to collect premiums and interest for the period reinsurance was in force, through and including the 15 day notice period.

The CEDING COMPANY may not force termination through the non-payment of reinsurance premiums to avoid the AGREEMENT’s requirements or to transfer the reinsured policies to another party.

Article VI

Reserves

A.                                    The CEDING COMPANY agrees to post on its books any deficiency reserves on the coverage reinsured under this AGREEMENT.  No deficiency reserves will be held by the Reinsurer for the Reinsured Policies.

B.                                    Credit for Reserves:  The parties intend that the CEDING COMPANY will receive statutory reserve credit in its state of domicile for reinsurance provided under this AGREEMENT.  The parties agree to use reasonable efforts to ensure that such reserve credit will remain available to the CEDING COMPANY.

Article VII

DAC Tax Regulations

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended (“Code”).

1.                                      The term “party” will refer to either the CEDING COMPANY or the REINSURER as appropriate.

2.                                      The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992.  The term “net consideration” will refer to net consideration as defined in Treasury Regulation Section 1.848-2(f).

3.                                      The party with the net positive consideration for this AGREEMENT for each taxable year will capitalize specified policy acquisition expenses with respect to this AGREEMENT without regard to the general deductions limitation of Code Section 848(c)(1).

4.                                      The CEDING COMPANY and the REINSURER agree to exchange information pertaining to the amount of net consideration under this AGREEMENT each year to ensure consistency.  The CEDING COMPANY and the REINSURER also agree to exchange information which may be otherwise required by the Internal Revenue Service.

5.                                      The CEDING COMPANY and the REINSURER will each attach a schedule to their respective federal income tax returns filed for the first taxable year for which this DAC Tax Election is effective.  Such schedule will identify the AGREEMENT as a reinsurance agreement for which the DAC Tax Election under Regulation Section 1.848.2(g)(8) has been made.  This DAC Tax Election will be effective for the first taxable year in which this AGREEMENT is effective and for all years for which this AGREEMENT remains in effect.

6.                                      The CEDING COMPANY and the REINSURER represent and warrant that each is respectively subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Code.

Article VIII

Errors and Omissions

Any unintentional or accidental failure to comply with the terms of this AGREEMENT which can be shown to be the result of an oversight or clerical error relating to the administration of reinsurance by either party will not constitute a breach of this AGREEMENT.  It is expressly understood and agreed that if failure to comply with any terms of this AGREEMENT is hereby shown to be unintentional or the result of misunderstanding or oversight on the part of either the CEDING COMPANY or the REINSURER, both the CEDING COMPANY and the REINSURER shall be restored to the position they would have occupied had no such error or oversight occurred, subject always to the correction of the error or oversight.  Should it not be possible to restore both parties to this position, the party responsible for the oversight or clerical error will be responsible for any resulting liabilities and expenses.  The REINSURER will not be responsible for deliberate or wrongful acts of the CEDING COMPANY.

In the event a payment is corrected, the party receiving the payment may charge interest at a rate equal to the Three Month London Interbank Offering Rate (LIBOR) as published in the Wall Street Journal (or if not available, a comparable publication) on the due date or, if the due date is not a business day, on the next business day after the due date, plus 50 basis points per annum to be compounded and adjusted every three months after such due date.

This provision will not apply to the administration of the insurance provided by the CEDING COMPANY to its insureds.

If CEDING COMPANY has failed to cede reinsurance as provided under this AGREEMENT or has failed to comply with reporting requirements with respect to business ceded hereunder, the REINSURER may require the CEDING COMPANY to audit its records for similar errors and take reasonable actions necessary to correct errors and avoid similar errors.  Failing prompt correction, the REINSURER may limit its liability to the correctly reported reinsured policies.

Article IX

Expense of Original Policy

The CEDING COMPANY will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.

Apart from any taxes, allowances, refunds, and expenses specifically referred to in this AGREEMENT, no assessments by guaranty associations or comparable organizations, taxes, allowances, or expenses will be paid by the REINSURER to the CEDING COMPANY for any reinsured policy.

Article X

Changes in Retention and Recapture Privileges

A.                                    If, at any time, the CEDING COMPANY changes its existing retention limits, as shown in Exhibit A, written notice of the change will be given to the REINSURER at least 90 days prior to the effective date.  The CEDING COMPANY may not reinsure the retained amounts specified in Exhibit A on any basis without the REINSURER’s prior written consent.

Changes to the CEDING COMPANY’s retention limits in Exhibit A will not affect the reinsured policies in force at the time of such a change except as specifically provided for elsewhere in this AGREEMENT, and will not affect the Automatic Binding Limits in Exhibit D unless mutually agreed in writing by the CEDING COMPANY and the REINSURER.

If the CEDING COMPANY decreases its retention limits, no reinsurance may be ceded on an automatic basis until the parties have reviewed and either expressly affirmed or revised the Automatic Binding Limits set out in Exhibit D.

B.                                    The CEDING COMPANY may apply the new limits of retention to existing reinsurance and reduce and recapture reinsurance in force in accordance with the following rules:

1.                                      The CEDING COMPANY will notify the REINSURER of its intent to recapture at least ninety (90) days prior to any recaptures.

2.                                      No recapture will be made unless reinsurance has been in force ten (10) years.

3.                                      Recapture will become effective on the policy anniversary date following notification of the CEDING COMPANY’s intent to recapture.

4.                                      No recapture will be made unless the CEDING COMPANY retained its maximum limit of retention for the plan, age and mortality rating at the time the policy was issued as shown in Exhibits A and D.  No recapture will be allowed in any class of fully reinsured business.

5.                                      If any reinsurance is recaptured all reinsurance eligible for recapture under the provisions of this Article must be recaptured.  In addition, all life risks reinsured under any other reinsurance agreement between the REINSURER and the CEDING COMPANY which are eligible for recapture must be similarly recaptured.

6.                                      If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance.

7.                                      Other than as respects catastrophe or financial reinsurance arrangements, the CEDING COMPANY will retain all recaptured risks.

8.                                      The CEDING COMPANY shall first recapture business that was ceded on an excess basis, then may recapture quota share business; however, the CEDING COMPANY must have retained its full retention at the time of issue on the quota share business.

9.                                      No recapture will occur if the CEDING COMPANY has either obtained or increased stop loss reinsurance coverage as justification for the increase in retention.

Article X

Changes in Retention and Recapture Privileges, continued

C.                                    If the REINSURER increases reinsurance rates in accordance with item F of Article IV, Premiums, the CEDING COMPANY may reserve the right to recapture by giving 90 days’ prior notice.  Should the CEDING COMPANY decide to exercise this right, it may recapture all of the reinsured policies on which reinsurance rates have been increased, regardless of the reinsured policies’ duration in force. In the event of recapture under this provision, unearned premium, net of any outstanding balances, will be paid by the party with the positive balance, all determined as of the effective date of the recapture.

No recapture fee will be payable should this occur.

D.                                    Effective as of the recapture date, the REINSURER will not be liable for any eligible business which was overlooked.  The parties’ obligations for any recaptured business will be limited to those relating to events or circumstances arising or occurring before the recapture date.

E.                                     If there is a Waiver of Premium claim (“WP”) in effect with respect to a reinsured policy when recapture takes place, the WP claim will stay in effect and the REINSURER will continue to pay its share of the WP claim until such claim terminates.  During such period, the REINSURER will not be liable for any other benefits with respect to the reinsured policy, including the basic life risk, which are eligible for recapture.  All eligible benefits will be recaptured as if there was no WP claim.

F.                                      In the event of recapture, the REINSURER shall refund unearned premium (if any) to the CEDING COMPANY.  Any other amounts due and unpaid would also be paid on time.

G.                                    In applying its increased Retention Limit to Reinsured Policies, the age and mortality rating at the time of issue will be used to determine the amount of the Company’s increased retention.  The amount of reinsurance eligible for recapture will be the difference between the amount originally retained and the amount the CEDING COMPANY would have retained had the new retention been in effect at the time of issue.  The amount of reinsurance eligible for recapture will be determined based on the reinsurance net amount at risk as of the date of recapture.  If there is reinsurance with other reinsurers on risks eligible for recapture, the reduction will be applied pro rata to the total outstanding reinsurance.

Article XI

Terminations and Reductions

Terminations or reductions will take place in accordance with the following rules, in order of priority:

1.                                      The CEDING COMPANY must keep its initial or recaptured retention on the policy.

2.                                      Termination or reduction of a wholly reinsured policy will not affect other reinsurance in force.

3.                                      A termination or reduction on a wholly retained case will cause an equal reduction in existing automatic reinsurance with the oldest policy being reduced first.

4.                                      A termination or reduction will be made first to reinsurance of partially reinsured policies with the oldest policy being reduced first.

5.                                      If the policies are reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

6.                                      A reduction to one of the CEDING COMPANY’s policies not reinsured hereunder will require that the CEDING COMPANY maintain its retention as specified in Exhibit A of this AGREEMENT.

Article XII

Policy Changes, Lapses, Reinstatements, Exchanges, Extended Term,

Reduced Paid-Up Insurance and Policy Split Options

A.                                    Policy Changes

“Policy changes” refers to the variety of actions that may be made to a policy after issue.  These actions include, but are not limited to, replacements, changes in plans or a change in the face amount of the policy.  If there is a change to the reinsurance on a reinsured policy, the CEDING COMPANY will inform the REINSURER in the subsequent Changes and Terminations Report specified in Exhibit E.

Except as provided in this Article, whenever a reinsured policy is changed and the CEDING COMPANY’s underwriting guidelines do not require that full evidence of insurability be obtained, the reinsurance will remain in effect with the REINSURER, whether the change is made before or after any cancellation of this AGREEMENT for new business.  The duration will be measured from the effective date of the original reinsured policy.

Whenever a reinsured policy is changed and the CEDING COMPANY’s underwriting guidelines require that full evidence of insurability be obtained, any increase or policy reissue that requires full evidence will be treated as new business and will be reinsured under the terms of the pool in place at the time for new business.

Policy changes to reinsured policies will be subject to the REINSURER’s prior written approval, if:

a)                                     The new ultimate face amount of the policy would be in excess of the Automatic Binding Limits in effect at the time of the change, as set out in Exhibit D; or

b)                                     The new ultimate face amount of the policy and the amount already in force on the same life exceeds the Jumbo Limits stated in Exhibit D; or

c)                                      The policy was reinsured on a facultative basis; or

d)                                     First year premium rates and allowances (if applicable) as specified in Exhibit C will apply to the amount underwritten for a non-contractual increase; or

e)                                      Evidence of insurability is not obtained if required in the CEDING COMPANY’s underwriting guidelines.

B.                                    Lapses

When a policy issued by the CEDING COMPANY lapses, the corresponding reinsurance on the reinsured policy will be terminated effective the same date.  Unless specified otherwise in this AGREEMENT, if a policy fully retained by the CEDING COMPANY lapses, the terms of Article XI will apply.

If a policy issued by the CEDING COMPANY lapses and extended term insurance is elected under the terms of that policy, the corresponding reinsurance on the reinsured policy will continue on the same basis as the original reinsured policy until the expiry of the extended term period.

If a policy issued by the CEDING COMPANY lapses and reduced paid-up insurance is elected under the terms of that policy, the amount of the corresponding reinsurance on the reinsured policy will be reduced according to the terms of Article XI.

If the CEDING COMPANY allows the policy to remain in force under its automatic premium loan regulations, the corresponding reinsurance on the reinsured policy will continue unchanged and in force as long as such regulations remain in effect, except as otherwise provided in this AGREEMENT.

Article XII

Policy Changes, Lapses, Reinstatements, Exchanges, Extended Term,

Reduced Paid-Up Insurance and Policy Split Options, continued

C.                                    Reinstatements

Any policy originally reinsured in accordance with the terms and conditions of this AGREEMENT by the CEDING COMPANY may be automatically reinstated with the REINSURER as long as the policy is reinstated in accordance with the terms and rules of the CEDING COMPANY.  Any policy originally reinsured with the REINSURER on a facultative basis which has been in a lapsed status for more than ninety (90) days must be submitted with underwriting requirements and approved by the REINSURER before it is reinstated.  The CEDING COMPANY will pay the REINSURER its share of amounts collected or charged for the reinstatement of such policies.

D.                                    Exchanges (Contractual and Non-Contractual)

Exchanges will be reinsured under this AGREEMENT only if the original policy was reinsured with the REINSURER; the amount of reinsurance under this AGREEMENT will not exceed the amount of the reinsurance on the original policy with the REINSURER immediately prior to the exchange.  Premiums will be determined as follows:

1                                         If any business covered under this AGREEMENT is subsequently exchanged to any other plan reinsured by the REINSURER, then such business shall be reinsured at the rates as shown in the AGREEMENT covering the new plan.  Rates and allowances or pay percentages applicable to the new plan will be determined at point in scale based on the original policy that is being exchanged.  If the AGREEMENT including the new rates requires policy fees, then they shall also apply to the new plan.

2.                                      If any business covered under this AGREEMENT is subsequently exchanged to a plan not reinsured by the REINSURER, then such business shall continue to be reinsured as if the exchange did not occur, provided that no new health evidence is obtained.

3.                                      A policy resulting from an internal exchange or replacement will be underwritten by the CEDING COMPANY in accordance with its underwriting guidelines, standards and procedures for exchanges and replacements.  If the CEDING COMPANY’s guidelines treat the policy as new business, then the reinsurance will also be considered new business.  For purposes of this Article, new business is defined as those policies on which the CEDING COMPANY has obtained complete and current underwriting evidence on the full amount.

E.                                     Extended Term and Reduced Paid-Up Insurance

Changes as a result of extended term or reduced paid-up insurance will be handled like reductions.

F.                                      Policy Split Option Riders

Split Option Rider (R94-PSO and R03-PSO):  This rider provides owners of a joint life policy the option to split the policy into single life policies.  The split requires underwriting approval and is subject to full evidence of insurability.  The split may be unequal, but the sum of the face amounts of the new policies may not exceed the total face amount of the original joint life policy.  The resulting single life policies will be treated like new business, ceded in accordance with and subject to the provisions for new business under this AGREEMENT. The CEDING COMPANY pays no reinsurance premium for the rider itself.  Regular new business reinsurance premium will apply to the split policy.

Enhanced Policy Split Option Rider (R94-EPSO, R96-EPSO and R03-ESO):  This rider provides owners of a JLS policy the option to split the policy into single life policies.  Evidence of insurability is not required, but the split may be exercised only within 90 days following a change in the Federal Estate Tax Law, as defined in the rider policy form.  The face amount of each new policy cannot exceed 50% of the original joint life policy.

NOTE:          An original date policy Reissue will not be treated as a continuation of the original policy.  It will be treated as a new policy and the original policy will be treated as Not Taken.  All premiums previously paid to the REINSURER for the original policy will be refunded to the CEDING COMPANY.  All premiums will be due on the new policy from the original issue date of the old policy.

NOTE:          Re-entry, e.g., wholesale replacement and similar programs are not covered under this Article.  If Re-entry is applicable to this treaty, then it will be covered under the Premiums Exhibit.

Article XIII

Liability

A.                                    This is an Indemnity Agreement solely between the REINSURER and the CEDING COMPANY.  The REINSURER’s liability to the CEDING COMPANY will be based on the terms of this AGREEMENT and not the reinsured policy.  In no instance will anyone other than the REINSURER or the CEDING COMPANY have any rights under this AGREEMENT, and the CEDING COMPANY will be and remain solely liable to any insured, policy owner, or beneficiary under any policy reinsured hereunder.

B.                                    The liability for all automatic reinsurance as applicable to this AGREEMENT and accepted by the REINSURER under this AGREEMENT will commence simultaneously with that of the CEDING COMPANY.

C.                                    The REINSURER will not be liable for proceeds paid under the CEDING COMPANY’s conditional receipt or temporary insurance agreement unless conditions for coverage under Article XX, Temporary Insurance Agreement, of this AGREEMENT are met.

D.                                    Liability for all reinsurance submitted facultatively to the REINSURER will commence when all of the following conditions have been met:

1.                                      The REINSURER’s offer has been accepted during the lifetime of the insured, and the CEDING COMPANY has properly documented its records to reflect this acceptance.

2.                                      The policy has been delivered and paid for in accordance with the CEDING COMPANY’s facultative procedures.

3.                                      No more than one-hundred twenty (120) days have elapsed from the date of the REINSURER’s final offer unless the REINSURER explicitly states in writing that the final offer is extended for some further period of time.

4.                                      The REINSURER will have no liability for any application submitted for facultative consideration if the REINSURER declined facultative coverage or made an offer of coverage that was not accepted by the CEDING COMPANY as required by the terms of this AGREEMENT.

E.                                     This AGREEMENT does not cover the following unless specified elsewhere:

1.                                      Noncontractual conversions, replacements, exchanges or group conversions; or

2.                                      Policies issued under a program where full current evidence of insurability consistent with the amount of insurance is not obtained, or where conventional selection criteria are not applied in underwriting the risk; or

3.                                      Any conversion of a previously issued policy that had been reinsured with another reinsurer; or

4.                                      Corporate, bank or other entity owned life insurance programs that are not fully underwritten.

F.                                      Unless specified elsewhere in this AGREEMENT:

1.                                      The REINSURER will not participate in any ex gratia payments made by the CEDING COMPANY  (i.e., payments the CEDING COMPANY is not required to make under the policy terms); and

2.                                      The REINSURER will not share in any Extra Contractual Obligations (except as set forth in Article XVI).

Article XIII

Liability, continued

G.                                    The liability of the REINSURER for all reinsurance under this AGREEMENT will cease simultaneously with the liability of the CEDING COMPANY and will not exceed the CEDING COMPANY’s contractual liability under the terms of its policies. Damages or other payments resulting from insolvency and attributable to the termination or restructure of the reinsured policies are not covered by this AGREEMENT.

Article XIV

Claims

A.                                    The CEDING COMPANY is responsible for the settlement of claims in accordance with applicable law and policy terms.  It is a condition to the REINSURER’s obligation to pay a claim that the CEDING COMPANY promptly notify the REINSURER in writing, but in any event not later than 12 months, after the CEDING COMPANY receives notice of a claim on a reinsured policy.  When requesting payment, the CEDING COMPANY will provide to the REINSURER with a copy of the death certificate and proof of payment.  If the policy is contestable, or upon reasonable request by the REINSURER, the CEDING COMPANY will provide all papers in connection with the policy including the underwriting files and claim investigation.  The REINSURER shall pay its share of a payable claim in one lump sum, regardless of the mode of settlement under the reinsured policy.  The REINSURER will make payment to the CEDING COMPANY for each such claim.  The CEDING COMPANY, if notified, will notify the REINSURER of deaths that do not trigger policy benefits.

As a condition to the REINSURER’s obligation to pay a claim, before making a claim decision or settlement offer, the CEDING COMPANY will seek the REINSURER’s recommendation on such matters to the extent specified below:

1.                                      The claim occurs during the contestable period and the CEDING COMPANY is not contesting the claim and the amount retained by the CEDING COMPANY is less than the amount reinsured with the REINSURER; or

2.                                      The claim occurs outside of the United States or Canada; or

3.                                      The claim is one for which there is no body, i.e., the insured is missing and presumed dead.

The REINSURER will promptly make a recommendation; failing such, the CEDING COMPANY may settle the claim without further consultation.

The REINSURER will be liable to the CEDING COMPANY for its share of the benefits owed under the express contractual terms of the Reinsured Policies and as specified under the terms of this AGREEMENT.  Benefit payments from the REINSURER will be due within 30 days of the claim satisfying the requirements established under this AGREEMENT.

B.                                    The CEDING COMPANY will notify the REINSURER in writing of its intention to contest, compromise, or litigate a claim.  Unless it declines to be a party to such action, the REINSURER will pay its share of any settlement up to the maximum that would have been payable under the specific policy had there been no controversy plus its share of specific expenses, except as specified below.  If the REINSURER supports the decision to contest the claim, the CEDING COMPANY will promptly advise the REINSURER of all significant developments, including notice of legal proceedings (including, but not limited to, consumer complaints or actions by governmental authorities) initiated in connection with the contested claim.

If the CEDING COMPANY returns premiums to the policy owner or beneficiary as a result of misrepresentation, the REINSURER will refund net reinsurance premiums received on that policy to the CEDING COMPANY, without interest.

If the REINSURER declines to be a party to the contest, compromise, or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY it declines to be a party.

The REINSURER will pay its share of reasonable investigation and legal expenses incurred in investigating, adjudicating or litigating a claim, except as otherwise provided in this AGREEMENT.  In no event will the following categories of expenses or liabilities be reimbursed:

Article XIV

Claims, continued

1.                                      Routine investigative or administrative expenses;

2.                                      Salaries of employees or other internal expenses of the CEDING COMPANY or the original issuing company;

3.                                                                                     Extra contractual damages, including punitive and exemplary damages;

4.                                      Expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits.

C.                                    If the amount of insurance changes because of a misstatement of rate classification, the REINSURER’s share of reinsurance liability will change proportionately.  If the insured’s sex and/or birth date is misstated in the application, all policy benefits will be adjusted to be those that the premiums paid would have purchased using the correct sex and/or birth date.  Adjustments will be made to benefit amounts, expiration dates or other features of the policy.

D.                                    For approved Waiver of Premium or Waiver of Cost benefit claims, the REINSURER will pay the CEDING COMPANY its portion of the amount of gross premiums waived by the CEDING COMPANY.

E.                                    It is the CEDING COMPANY’s sole decision to determine whether to investigate, contest, compromise or litigate a claim; however, the CEDING COMPANY is responsible for investigating, contesting, compromising or litigating Reinsured Policy claims in accordance with applicable law and policy terms.

The CEDING COMPANY acknowledges that it follows industry standards and investigates claims with any of the following criteria:

1.                                      If the claim occurs within the contestable period as defined by the Reinsured Policy; or

2.                                      If there is a reasonable question regarding the validity of the insured’s death or the authenticity of the proofs of death; or

3.                                      If the death occurs outside the United States or Canada; or

4.                                      If the insured is missing or presumed dead; or

5.                                      If there is a reasonable suspicion of fraud.

A claim investigation generally includes confirming proof of death, medical records to validate the insured’s medical disclosures and, if material, financial condition at the time of Policy application.  Investigations may also include obtaining police reports, coroner’s reports, financial records, or other information that would be appropriate under the circumstances.

The CEDING COMPANY acknowledges that it does defend against claims meeting the following criteria:

6.                                      If a material misrepresentation is found in the Policy application; or

7.                                      If fraud is found; or

8.                                      If there is insufficient proof of death.

Article XIV

Claims, continued

F.                                      In the event the REINSURER does not receive notification of acceptance from the CEDING COMPANY prior to the death occurring, then the CEDING COMPANY will apply the tie breaker rule on facultative submissions as described below:

1.                                      The risk will be ceded to the reinsurers with the best offers.

2.                                      If reinsurers are tied with identical offers, the earlier offers will be ceded the risk.

G.                                    Claims recovery is based on net amount at risk as of the date of death plus interest, if applicable, in proportion to interest paid the beneficiary(s) calculated at a daily rate.  The applicable interest rate is determined by state law. Such interest will be payable provided that the REINSURER will not be liable for interest accruing on or after the date of the CEDING COMPANY’s payment of benefits.

Article XV

Dispute Resolution and Arbitration

A.                                    Dispute Resolution

As a condition to the parties’ right to arbitration under this AGREEMENT, either the CEDING COMPANY or the REINSURER will give written notification to the other party of any dispute relating to or arising from this AGREEMENT, including, but not limited to, the formation or breach thereof.  Within 15 days of notification, both parties must designate an officer of their respective companies to attempt to resolve the dispute.  The officers will meet at a mutually agreeable location as soon as possible and as often as necessary to attempt to negotiate a resolution of the dispute.  During the negotiation process, all reasonable requests made for information concerning the dispute will be promptly honored.  The format for discussions will be determined mutually by the officers.

If these officers are unable to resolve the dispute within 30 days of their first meeting, the parties may agree in writing to extend the negotiation period for an additional 30 days.  If the matter is not resolved within 30 days of the first meeting or the additional 30 day period, if any, then either party may demand arbitration.  The discussions and all information exchanged for the purposes of such discussions will be confidential and without prejudice.

B.                                    Arbitration

Except with respect to disputes subject to the Expedited Dispute Resolution Process referred to in Section C of this Article, if the CEDING COMPANY and REINSURER are unable to resolve any dispute arising from this AGREEMENT, including but not limited to the formation or breach thereof, pursuant to Section A above, the matter will be referred to arbitration.

The arbitration will be conducted in accordance with the Procedures for Resolution of U.S. Insurance and Reinsurance Disputes, Neutral Panel Version, April 2004 (the “Procedures”) available at www.arbitrationtaskforce.org, except as modified herein.

The arbitration will be held in New York City or another place as the parties may mutually agree.  The arbitration will be conducted before a three person Panel qualified as:

1.                                      Current or former officers of life insurance or reinsurance companies, or

2.                                      Professionals with no less than 10 years of experience in or serving the life insurance or reinsurance industries.

The parties will select such candidates from the ARIAS-US Certified Arbitrators List available at www.ARIAS-US.org.

The customs and practices of the life insurance and reinsurance industries may be considered by the Panel to resolve any ambiguities in the AGREEMENT but only insofar as such customs and practices are consistent with a strict construction of the terms of this AGREEMENT.  The Panel will not have the authority to award punitive or exemplary damages.

The Panel will award the remedy sought by the party seeking relief to the extent the remedy is provided for in this AGREEMENT or otherwise reasonably compensates the damaged party for the economic effect of any demonstrated breach.  Such remedies may include, but will not be limited to, monetary damages, including adjustments to premiums or allowances paid or to be paid, or any combination of the foregoing.

Article XV

Dispute Resolution and Arbitration, continued

The Panel shall issue an order, appropriate for confirmation in a court of competent jurisdiction, to resolve all matters in dispute.  In addition, the Panel shall issue a written opinion setting forth the reasons for the award, with citations to the record of the hearing that support the reasoning.

The decision of the Panel will be final and binding upon the parties and their respective successors and assigns.

Each party hereby consents to the entry of a judgment confirming or enforcing the award in the United States District Court in which the arbitration takes place.

Within 20 days after the transmittal of an award, either party, upon notice to the other party, may request the Panel to correct any clerical, typographical, or computational errors in the award.  The other party will be given ten days to respond to the request.  The Panel will dispose of the request within 20 days of its receipt of such request and any response thereto.  The Panel will not be empowered to re-determine the merits of any claim already decided.

Each party will:

3.                                      Bear its own fees and expenses in connection with the arbitration, including the fees of any outside counsel and witness fees, and

4.                                      Share equally in the fees for the members of the Panel and the costs of the arbitration, such as hearing rooms, court reporters, etc.

It is the intent of the parties that these arbitration provisions replace and be in lieu of any statutory arbitration provision, if permitted by law.

C.                                    Expedited Dispute Resolution Process

The parties agree that the following types of issues and disputes will be subject to arbitration under the expedited procedures set forth in this Article:

1.                                      Any dispute regarding the obligations of the parties with respect to a single Reinsured Policy, regardless of the amount in controversy; or

2.                                      Any dispute in which the amount in controversy, exclusive of interest or costs, is less than $1 million.

Arbitration proceedings under this Article will be commenced as specified in Section B above, and shall be subject to the requirements of Section B to the extent they are not inconsistent with this Article.

The proceedings will be held before a single neutral umpire meeting the qualifications set forth in Section B.  If the parties are unable to agree on an umpire within 30 days following commencement of the action, the selection will be made pursuant to the Umpire Selection Procedure of the ARIAS-US Certified Arbitrators List available at www.ARIAS-US.org.  No ex parte communication will be permitted with the umpire at any time prior to the conclusion of the proceedings.

Within 21 days from the date the selection of the umpire is agreed upon, the parties and umpire will conduct an organizational meeting by teleconference to familiarize the umpire with the dispute and to set a timetable for submission of briefs.  There will be no discovery, and the dispute will be submitted on briefs and documentary evidence only, unless otherwise agreed by the parties or ordered by the umpire for good cause.

Within 30 days of submission of briefs by the parties, the umpire will render a written award which will be final and binding on the parties.

Article XVI

Insolvency

A.                                    A party to this AGREEMENT will be deemed “insolvent” when it:

1.                                      Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (hereinafter referred to as the Authorized Representative) of its properties or assets; or

2.                                      Is adjudicated as bankrupt or insolvent; or

3.                                      Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar law or statute; or

4.                                      Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

B.                                    In the event of the insolvency of the CEDING COMPANY and the appointment of a conservator, liquidator, or statutory successor, the portion of any risk or obligation assumed by the REINSURER shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the insolvent company by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims.  Payments by the REINSURER as set forth in this subdivision shall be made directly to the CEDING COMPANY or to its conservator, liquidator, or statutory successor.  The REINSURER will be liable only for benefits reinsured as benefits become due under the terms of the reinsured policies and will not be or become liable for any amounts or reserves to be held by the CEDING COMPANY as to the reinsured policies or for any damages owed by the CEDING COMPANY as a result of issuance of any of the policies.

C.                                    In the event of insolvency of the CEDING COMPANY, the conservator, liquidator, or statutory successor will immediately give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any policies reinsured.  While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its conservator, liquidator or statutory successor.  The expense incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER.  Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance AGREEMENT as though such expense had been incurred by the CEDING COMPANY.

D.                                    In the event of the insolvency of the REINSURER, the CEDING COMPANY may cancel this AGREEMENT for new business by promptly providing the REINSURER or its Authorized Representative with written notice of cancellation, to be effective as of the date on which the REINSURER’s insolvency is established by the authority responsible for such determination.  Any requirement for a notification period prior to the cancellation of the AGREEMENT would not apply under such circumstances.

Article XVI

Insolvency, continued

In addition, in the event of the insolvency of the REINSURER, the CEDING COMPANY may provide the REINSURER or its Authorized Representative with written notice of its intent to recapture all reinsurance in force under this AGREEMENT regardless of the duration the reinsurance has been in force or the amount retained by the CEDING COMPANY on the reinsured policies.  The effective date of a recapture due to insolvency will be at the election of the CEDING COMPANY but may not be earlier than the date on which the REINSURER’s insolvency is established by the authority responsible for such determination.  If the CEDING COMPANY elects to terminate reinsurance under this Article, unearned premiums, net of outstanding balances, will be paid by the party with the positive balance.

E.                                     In the event of the insolvency of either party, the rights or remedies of this AGREEMENT will remain in full force and effect.

Article XVII

Right to Inspect

The REINSURER, or its duly authorized representatives, will have the right to inspect the other party’s original papers, records, and all documents, whether written or electronic, relating to the business reinsured under this AGREEMENT including, but not limited to, underwriting, claims, processing, and administration.  Such access will be provided during regular business hours at the office of the CEDING COMPANY.  Assuming the REINSURER has continued to perform the undisputed portion of its obligations under this AGREEMENT, the CEDING COMPANY may not withhold access to information and records on the grounds that the REINSURER is in breach.

The REINSURER’s right of access as specified above will survive until all of the REINSURER’s obligations under this AGREEMENT have terminated or been fully discharged.

Subject to the REINSURER’s written approval, the CEDING COMPANY may share with a third party (or parties), results of the REINSURER’s underwriting, claims and administrative audits of the CEDING COMPANY, except for those sections of the audit reports, or methodology employed that the REINSURER considers proprietary.

Article XVIII

Duration of AGREEMENT

A.                                    This AGREEMENT is unlimited in its duration.  However, this AGREEMENT may be terminated as to new reinsurance at any time by either party giving ninety (90) days written notice of termination.  The day the notice is mailed to the other party’s Home Office, or, if the mail is not used, the day it is delivered to the other party’s Home Office or to an Officer of the other party will be the first day of the ninety (90) day period.

B.                                    During the ninety (90) day period, this AGREEMENT will continue to operate in accordance with its terms.

C.                                    The REINSURER and the CEDING COMPANY will remain liable after termination, in accordance with the terms and conditions of this AGREEMENT, with respect to all reinsurance effective prior to termination of this AGREEMENT.

Article XIX

Increasing Net Amount at Risk Policies and Riders

I.                                        Business Reinsured on an Automatic Basis

Whenever the death benefit and/or the net amount at risk (NAR) on a policy will be increased at future date(s) and these increasing risks will be automatically reinsured under this AGREEMENT, they will be handled as shown below.  The CEDING COMPANY will use the highest amount projected in all future years to determine whether these policies comply with the binding and jumbo limits shown in Exhibit D.  The CEDING COMPANY also underwrites at issue based on the highest amount.  The projected highest amount in all years will also be used to determine the CEDING COMPANY’s retention at issue and the percentage of future changes in NAR as they occur.  As long as the CEDING COMPANY follows the procedures as outlined, the REINSURER will assume its prorata share of all NAR changes as they occur.  In no case will the reinsured automatic portion exceed the automatic binding limits.  Automatic binding limits are applied by the CEDING COMPANY to the life, not just to a specific policy.

A.            “VART” (Variable Annual Renewable Term rider)

1.              VART is a rider with scheduled coverage amounts that can vary annually.  The coverage amounts are scheduled at issue and taken from the illustration at the time the policy is issued.

2.              The CEDING COMPANY will report the highest VART amount in all years as the VART total coverage face amount.  Coverage is ceded on an excess of retention basis, with the CEDING COMPANY retaining the amounts shown in Exhibit A.  The face amount ceded will be the REINSURER’s portion of the highest VART amount based on the REINSURER’s automatic pool participation percentage.

3.              The CEDING COMPANY will report the current net amount at risk as the NAR amount for VART riders.  Premium paid the REINSURER for VART riders is calculated and paid on the current ceded NAR amount.

4.              Death benefits payable will be based upon current NAR.

B.            Death Benefit Option C (Face Amount Plus Accumulated Premiums Paid Minus Withdrawals)

1.              Death Benefit Option C is underwritten and reported as the base coverage face amount plus the total projected premium to be paid in all future years, but not including the projected withdrawals, taken from the illustration at the time the policy is issued.

2.              The CEDING COMPANY will report the total projected Option C death benefit.  Coverage is ceded on an excess of retention basis, with the CEDING COMPANY retaining the amounts shown in Exhibit A.  The death benefit amount ceded will be the REINSURER’s portion of the total face amount based on the REINSURER’s automatic pool participation percentage.

3.              The CEDING COMPANY will report the current net amount at risk as the NAR amount for coverages with Option C.  Premium paid the REINSURER for Option C coverages is calculated and paid on the current ceded NAR amount.  The actual NAR reflects the face amount plus premiums paid, less withdrawals made, less the actual account value.

4.              Actual death benefit (used to calculate NAR and death benefit payable) will be calculated using the face amount, plus the actual premium paid, less actual withdrawals.  The REINSURER’s ultimate potential liability will be no greater than the original projected liability as defined in item 1 above.

Article XIX

Increasing Net Amount at Risk Policies and Riders, continued

C.            Death Benefit Option D (Up to Two Times the Initial Face Amount)

1.              Death Benefit Option D (which is a special case of VART) is underwritten and reported as two times the Initial Face Amount for all coverages issued with the policy.

2.              The CEDING COMPANY will report the ultimate doubled face amount for all Option D coverages issued with the policy.  Coverage is ceded on an excess of retention basis, with the CEDING COMPANY retaining the amounts shown in Exhibit A.  The face amount ceded will be the REINSURER’s portion of the total face amount based on the REINSURER’s automatic pool participation percentage.

3.              The CEDING COMPANY will report the current net amount at risk as the NAR amount for policies with Option D.  Premium paid the REINSURER for policies with Option D is calculated and paid on the current ceded NAR amount.

4.              Death benefits payable will be based upon current NAR.

II.                                   Business Reinsured on a Facultative Basis

A.                                    For policies with an increasing death benefit or net amount at risk which will be reinsured on a Facultative basis, the CEDING COMPANY has the responsibility to clearly identify the highest projected death benefit as the face amount to be reinsured at the time a request for coverage is made so that the REINSURER’s underwriters are aware of the highest projected death benefit amount.  The highest net amount at risk reinsured can never exceed the amount of the REINSURER’s offer.  Year to year changes in risk will be shared proportionately, determined by the amount of retention relative to the amount of reinsurance, unless specified otherwise.

B.                                    The CEDING COMPANY may ultimately retain up to double the normal retention or higher with appropriate internal approval.

III.                              Net Amount at Risk and Face Amount Changes

The net amount at risk retained and ceded change proportionally as the policy NAR changes.  The face amount retained and ceded increases or decreases proportionally as the face amount of the coverage changes.

The CEDING COMPANY and the REINSURER will share proportionately in face amount increases due to compliance with the requirements of Section 7702 of the Code.

Article XX

Temporary Insurance Agreement

A.            Subject to the terms, conditions, and limits of this AGREEMENT and provided the conditions set forth in Section B of this article are fulfilled, the REINSURER shall reimburse the CEDING COMPANY for Temporary Insurance Agreement (TIA) reinsurance.  TIA reinsurance is defined as reinsurance on a claim pursuant to a TIA, which either:

(1)         The CEDING COMPANY’S total claim liability exceed the appropriate retention set forth in the Retention Schedule due to the existence of prior risk retained by the CEDING COMPANY on the life or

(2)         An unconditional offer to reinsure has been made by the REINSURER in response to a facultative request for reinsurance where the CEDING COMPANY has proposed to keep less than its full retention as set forth in the Retention Schedule.  An unconditional offer to reinsure is a final offer made by the REINSURER with no conditions other than routine requirements such as time for delivery, certificate of health, etc.  In no event shall the REINSURER liability pursuant to this article exceed the REINSURER excess percentage share under this AGREEMENT unless the REINSURER has made an unconditional facultative offer for a larger amount.

The REINSURER’s maximum liability for all TIAs will be its proportionate share of $1,000,000.

B.            The following conditions must be satisfied in order for reinsurance of a TIA to be effective:

(1)         The CEDING COMPANY must become liable for a claim pursuant to a TIA issued on a form in conformity to the appropriate form of the Temporary Insurance Agreement Exhibit G of this AGREEMENT; and

(2)         The TIA must be given in return for an application for a policy form included in the Policy Plans Reinsured Exhibit which would bear a policy date in the range covered by this AGREEMENT; and

(3)         As of the date of the proposed insured’s death, either the policy has not been submitted facultatively, or, if submitted facultatively then the following conditions determine the REINSURER’s liability in the event of a valid TIA claim:

i)            If, as of the proposed insured’s date of death, the CEDING COMPANY has not received any unconditional offer to reinsure, then the automatic reinsurers will reimburse the CEDING COMPANY for the TIA reinsurance according to their excess percentage shares under this AGREEMENT; or

ii)         If, as of the proposed insured’s date of death, the CEDING COMPANY has received an unconditional offer or offers to reinsure that at least equal the TIA reinsurance, then the reinsurer(s) having made the unconditional offer(s) will reimburse the CEDING COMPANY for the TIA reinsurance when the REINSURER has received notice from the CEDING COMPANY, during the lifetime of the insured, that the REINSURER’s offer has been accepted, and then is limited to the CEDING COMPANY’s usual cash-with-application procedures for temporary coverage up to the limits shown in Exhibit D.  For the purpose of the comparisons detailed below, a flat rating of $2.50 per thousand is equivalent to 1 table rating.  In the case of multiple offers received by the date of death, a lower offer takes precedence over a higher offer, and in the case of identical offers, an offer received on an earlier day takes precedence over an offer received on a later day; or

iii)      If, as of the proposed insured’s date of death, the CEDING COMPANY has received an unconditional offer or offers to reinsure, with such offer(s) failing to at least equal the TIA reinsurance, then the reinsurer(s) having made the unconditional offer(s) will reimburse the CEDING COMPANY for the offered amount(s), with the excess to be shared among the remaining automatic reinsurers, and each automatic reinsurer’s share equal to A divided by B below (“A/B”), where

A = the automatic reinsurer’s excess percentage share under this AGREEMENT, and

B = the sum of each remaining automatic reinsurer’s shares under this AGREEMENT.

iv)     Nothing in the foregoing shall preclude the CEDING COMPANY from reinsurance reimbursement for a valid TIA claim, up to the full TIA claim amount, for an amount unconditionally offered by the REINSURER in response to a facultative request by the CEDING COMPANY proposing to retain less than its limit of retention.  If the CEDING COMPANY has proposed a specific retention in its facultative request for reinsurance, that shall be its retention.  If the CEDING COMPANY has not specified a retention in the facultative request, then its retention shall be 25% of the risk unless it has documented in its underwriting file that its initial evaluation of the risk is higher than table 6, in which case it shall have no retention.

Article XXI

Offset

The CEDING COMPANY and the REINSURER will have the right to offset any balance or balances whether on account of premiums, allowances, or claims due from one party to the other, under this AGREEMENT or under any other Reinsurance Agreement between the CEDING COMPANY and the REINSURER.

The rights provided under this AGREEMENT are in addition to any rights of offset that may exist at common law.  The right of offset will not be affected or diminished because of the insolvency of either party, subject to any limitation imposed by an applicable law or regulation of the CEDING COMPANY’s state of domicile.

Article XXII

Confidentiality

Both the CEDING COMPANY and the REINSURER will hold confidential and not disclose or make competitive use of any shared Proprietary Information, as defined below, unless:

•                  The information becomes publicly available other than through unauthorized disclosure of such information by the party seeking to disclose or use such information;

•                  The information is independently developed by the recipient;

•                  The disclosure is in the reasonable judgment of the REINSURER, required or deemed advantageous (in terms of pricing, ease of execution or otherwise) for the purpose of any reinsurance, retrocession, securitization, or structured, asset-backed or asset-based financing;

•                  The disclosure is required by external auditors; or

•                  The disclosure is mandated by law.

“Proprietary Information” includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, and premium rates and allowances of the REINSURER and the CEDING COMPANY, but shall not include the existence of this AGREEMENT and the identity of the parties.  Nothing herein shall preclude either party from sharing Proprietary Information for normal business operations or, on an aggregated basis, for internal operations such as developing pricing models and actuarial analyses.

In addition, the REINSURER and its representatives and service providers will protect the confidentiality of Non-Public Personal Information, as defined below, by:

•                  Holding all Non-Public Personal Information transmitted to them by or on behalf of the CEDING COMPANY in strict confidence;

•                  Maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information;

•                  Using Non-Public Personal Information only in the ordinary course of business to carry out REINSURER’s obligations under this AGREEMENT; and

•                  Disclosing Non-Public Personal Information to third parties only as necessary to perform services under the AGREEMENT, for purposes of retrocession, or as may be required or permitted by law.

“Non-Public Personal Information” is personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants, and beneficiaries of reinsured policies or contracts issued by the CEDING COMPANY, and their representatives, that is not publicly available.  Non-Public Personal Information does not include de-identified personal data.

The CEDING COMPANY will obtain, if required by any law, appropriate consent to the collection, use and disclosure of Non-Public Personal Information, from each insured to enable the parties to fully exercise their rights and perform their obligations under this AGREEMENT.

Article XXIII

Representations

A.            This AGREEMENT is entered into in reliance on the utmost good faith of the parties.

B.            Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed.  Each party will promptly notify the other if it is subsequently not solvent on a statutory basis.

C.            Prior to the execution of this AGREEMENT, the CEDING COMPANY has provided to the REINSURER certain documents and materials for use in connection with its assessment of the risks covered hereby (together, the “Underwriting Information”).

The CEDING COMPANY represents in good faith that:

1)             To the best of the CEDING COMPANY’S knowledge, all factual information contained in the Underwriting Information was true, and accurate as at the time of disclosure and not materially misleading (whether by omission or otherwise) and was prepared in an orderly fashion so as to be capable of reasonable commercial analysis; and

2)             To the best of the CEDING COMPANY’s knowledge, there has been no material adverse change in the anticipated profitability of the reinsured policies between the latest “as of” date of the documents included as Underwriting Information and the effective date of this AGREEMENT.  “Material” or “materially” for purposes of this Article will mean facts that a prudent actuary would consider as reasonably likely to affect the REINSURER’s experience under the AGREEMENT.

Not withstanding the foregoing, the CEDING COMPANY makes no representations or warranties as to the actual experience or profitability to be realized from the reinsured policies.

D.            For as long as either party retains any liability hereunder, the CEDING COMPANY represents in good faith that, to the best of the CEDING COMPANY’s knowledge, the information and data supplied to the REINSURER pursuant to its obligations hereunder shall be true, complete and accurate, and not misleading as of the time of disclosure.

E.             The parties have entered into this AGREEMENT on the basis that the CEDING COMPANY adheres to established business practices, referred to in the Business Guidelines in Exhibit A-1, as documented and disclosed to the REINSURER prior to the execution of this AGREEMENT.  Such business practices include those concerning marketing and distribution, underwriting, policy issuance and administration and claims management described in the Underwriting Information.

The REINSURER will be promptly notified of material changes to any of the CEDING COMPANY’s significant business practices as to the policies reinsured under this AGREEMENT.  Material changes must be accepted by the REINSURER in its sole discretion in writing before accepting liability on any business written under revised business practices.  Examples of such matters include, but are not limited to, changes in underwriting or issue practices or philosophy, changes in senior underwriting or claims management personnel, distribution, sales practices, target markets, or changes in the CEDING COMPANY’s ownership or control.  The REINSURER will respond to the CEDING COMPANY’s notification of material changes within 30 days.

F.              This AGREEMENT will not cover policies affected by such changes unless the REINSURER has agreed in writing and in advance to accept the affected policies.  Outsourcing of underwriting functions, administrative functions or claims administration with respect to the reinsured policies will be considered a material change.  If the REINSURER agrees to accept policies affected by the outsourcing, the CEDING COMPANY will secure the REINSURER’s right to audit and inspect the party performing such outsourced services.

Article XXIII

Representations, continued

G.                                    In the event the CEDING COMPANY makes a change that materially affects the reinsured business, including changes to the Business Guidelines, without the REINSURER’s consent to accept the affected policies:

1)             The parties will negotiate in good faith to revise terms as necessary under which the affected reinsured policies may continue to be reinsured; and

2)             If the parties are unable to agree on revised terms within 120 days, any reinsured policies materially and adversely affected by the change will be excluded from coverage under this AGREEMENT.

H.                                   If reinsured policies are excluded, the parties will make returns of Agreement Cash Settlements previously made in connection with the subject reinsured policies.  For purposes of this AGREEMENT, the term “Agreement Cash Settlements” will mean premiums, allowances, commissions, cash surrender values, death claims, dividends, experience refund payments and similar settlements made under this AGREEMENT, but excludes items relating to reserves or interest on reserves.

Article XXIV

Parties to the AGREEMENT

This is an agreement solely between the REINSURER and the CEDING COMPANY.  In no instance will anyone other than the REINSURER or the CEDING COMPANY have any rights under this AGREEMENT, and the CEDING COMPANY is and will remain solely liable to any insured, policyowner, or beneficiary under the original policies reinsured hereunder.

Article XXV

Construction

This AGREEMENT will be construed and administered without regard to authorship and without any presumption or rule of construction in favor of either party.  This AGREEMENT is between sophisticated parties, each of which has reviewed the AGREEMENT and is fully knowledgeable about its terms and conditions.

Article XXVI

Severability

Determination that any provision of this AGREEMENT is invalid or unenforceable will not affect or impair the validity or the enforceability of the provisions of this AGREEMENT.

Article XXVII

Non-Waiver; Retrocession

A waiver by either party of any violation, or the default by the other party in its adherence to any term of this AGREEMENT, will not constitute a waiver of any other or subsequent violation or default.  No prior transaction or dealing between the parties will establish any custom or usage waiving or modifying any provision of the AGREEMENT. The failure of either party to enforce any part of this AGREEMENT will not constitute a waiver of any right to do so.

The REINSURER may reinsure or retrocede any risks or business assumed hereunder.  Neither party may affect any novation of this AGREEMENT without the other party’s prior written consent.

Article XXVIII

Survival; Governing Law

All provisions of this AGREEMENT will survive its termination to the extent necessary to carry out the purpose of this AGREEMENT.  This AGREEMENT shall be governed by the laws of the State of Nebraska.

Article XXIX

Execution of AGREEMENT

In Witness of the above,

PACIFIC LIFE INSURANCE COMPANY

of

Omaha, Nebraska

and

SWISS RE LIFE & HEALTH AMERICA INC.

of

Hartford, Connecticut

have by their respective officers executed and delivered this AGREEMENT in duplicate on the dates indicated below, with an effective date of December 1, 2008.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Kent Johnson	By:	/s/ Cheryl Tobin
	Kent Johnson		Cheryl Tobin
	Vice President,		Assistant Vice President,
	Actuarial and Reinsurance		Assistant Secretary,
Legal

Date:	08/21/2009		8/25/09

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ Jeffrey Rosenberg	By:	/s/ Drew Tindall
	Jeffrey Rosenberg		Drew Tindall

Date:	8/18/2009		8/18/09